SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Defintive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12



                               IES INDUSTRIES INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per  Exchange  Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
(3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated  and state how it was determined):
- --------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------
(5)      Total fee paid:
- --------------------------------------------------------------------------------


[ ]      Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         $500,063
- --------------------------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No.:

         PRELIMINARY PROXY MATERIALS of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY, JOINT PROXY STATEMENT of WPL HOLDINGS, INC., IES INDUSTRIES INC. and INTERSTATE POWER COMPANY AND PROSPECTUS of WPL HOLDINGS, INC. and INTERSTATE POWER COMPANY, ON FORM S-4 FILE NO. 333-07931, and SUPPLEMENT TO JOINT PROXY STATEMENT and PROSPECTUS SUPPLEMENT, ON FORM S-4 amended by FORM S-4/A FILE NO. 333-10401
- --------------------------------------------------------------------------------

(3)      Filing Party:

         IES INDUSTRIES INC, WPL HOLDINGS, INC and INTERSTATE POWER COMPANY
- --------------------------------------------------------------------------------

(4)      Date Filed:
         JANUARY 18, 1996,  JULY 11,  1996,  AUGUST 19, 1996 and AUGUST
         22, 1996
- --------------------------------------------------------------------------------

For Release: August 28,1996
Contact: Diane Ramsey (Media) (319) 398-7288
Denny Vass (Financial) (319) 398-4475

EDWARD D. JONES & CO. RECOMMENDS APPROVAL OF
THREE-WAY UTILITY MERGER

CEDAR RAPIDS, IOWA--Citing its conclusion that the strategic three-way Interstate Energy Corp. merger "creates enhanced quality long term for IES shareholders as well as provides for an increased dividend that is sustainable and a substantial premium for IES shares," Edward D. Jones & Co. has recommended shareowner approval of a proposed business combination involving IES Industries Inc., Interstate Power Co. and WPL Holdings, Inc. Jones stated that it "has participated in a public offering of securities of IES Industries and WPL Holdings."

IES, WPL Holdings and Interstate Power announced plans in November 1995 to combine as Interstate Energy Corp. On August 4, MidAmerican Energy Co. (MEC), of Des Moines, made an unsolicited proposal to acquire IES. On August 16, the MidAmerican offer was rejected by the IES board of directors, and a revised stock- exchange ratio for IES shareowners was announced by the three merger partners.

Edward D. Jones & Co., a national investment banking firm, yesterday released an analysis that supports the three-way combination. In making its recommendation, Jones indicated in its assessment that the "three-way combination will create a low-cost regional and national utility that is able to compete, a secure dividend, added synergies that lead to future cost savings and a financially stable balance sheet." Jones also cited IEC's "higher chances for success."

Jones believes the new IEC stands an enhanced ability to be approved in a timely manner. Specifically, the report noted that the proposal to create Interstate Energy Corp. has already passed the statutory review period under the Hart-Scott-Rodino antitrust Act.

This is the second endorsement of the three-way merger by a major investment firm. Both Edward D. Jones & Co. and Robert W. Baird & Co., which on August 19 also recommended shareholder approval of the IEC merger, are based in the Midwest. IES believes both firms more fully understand the benefits of the IEC combination and the political and regulatory realities associated state regulatory approval processes in the region.

Once shareowner and regulatory approvals are received, IEC will form the 34th largest utility holding company in the United States, with more than one million electric and natural gas customers in four states.

IES, IPC and WPLH will hold separate shareowner meetings on September 5, at which shareowners will vote on the three-way combination to form Interstate Energy Corp.

Edward D. Jones & Co. is headquartered in St. Louis, Missouri, and has more than 3,300 branch offices in 49 states.

Talking points for Lee Liu
Presentation to Cedar Rapids Community Meeting
(Shareholders/Employees/Customers in audience)
August 28,1996

Good morning, Whether you're a customer, shareholder, or employee of IES Industries, I want to thank each and every one of you for taking time today to be with us. For many months we've been fine-tuning our plan to create a strategic regional alliance and preparing for September 5, the day our shareholders vote on this carefully developed partnership.

With shareholders' approval, IES is merging with Interstate Power Company of Dubuque and WPL Holdings, the parent company of Wisconsin Power and Light of Madison, Wisconsin. That three-way combination, a first in the nation for the electric utility industry, would create Interstate Energy corporation, a regional diversified energy company.

Our partnership brings together three high-quality companies whose work ethics, company cultures and visions harmoniously align. We're three well-managed utilities and low-cost providers with long histories of increased dividends for our customers. We are companies who strongly believe that our future business activities will be significantly enhanced, adding value to our customers and communities.

We are here today to talk about a three way merger because we care about how the new company will impact our communities and customers.

First of all, let me share with you what the three-way merged company will be as an energy service business. We will be thirty-fourth in size among the two hundred plus publicly owned utility companies in the nation. It will truly be a regional company, transcending state boundaries, with a diversified customer base in four Midwestern states. It is a combination of three low cost energy providers with commitment to customers and communities. It is also a combination of three well-managed companies with excellent past track records in community commitment and financial performance.

For communities like Cedar Rapids, the IEC merger means:

1. The utility  operation  business unit will be  headquartered in Cedar Rapids.
This  includes  all  utility  operations  in  four  states,   namely  Wisconsin,
Minnesota, Iowa and Illinois.

2. Cedar Rapids will be the home of all non-utility businesses, including the non-utility businesses under WPL Holdings. We also intend to develop and expand our non-utility businesses in the near future.

3. Administrative support for IEC will be headquartered in Dubuque, which will provide the needed administrative support for the entire company. Obviously, the business activities in Dubuque will be greatly enhanced.

4. What will be in Wisconsin is the IEC Holding Company, and generation business unit. We will also have IEC Holding Company offices in Cedar Rapids. The executive team, including Erroll Davis, our designated CEO of the now company, will spend a substantial amount of his time in Cedar Rapids -- he is currently looking for a home here. Indeed, MC will have a strong presence in Cedar Rapids and in Iowa as a whole.

5. I should also mention the Board of Directors of IEC will have nine from Iowa, and six representing WPL Holding. I can assure you the Iowa interests will be protected.

For our customers, the IEC merger will mean:

1. Lower cost and better service to our customers. I have asked Erroll Davis to share with you and articulate on this particular point.

2. We embrace the concept of open competition just like what is going on in the telecommunications industry because we believe competition will spur innovation in service offerings and more competitive prices. We respect customer choices and we do not believe in the concept of a single utility company in Iowa, just the same as one supermarket or one gas station.

Employee Impact:

The IEC merger will have some impact in employment. However, I have always said that our workforce is our most important asset. The three-way merger will adjust the workforce in line with our natural attrition rate, approximately 3% a year for three years. For the MidAmerican proposal, according to the information in their proxy material, they plan to realize $28.7 million in labor savings. We believe they plan to cut 480 jobs in the first year. Since the MidAmerican deal is a proposal of purchase, as opposed to merger, they have made it clear that the headquarters will no longer be in Cedar Rapids, but in Des Moines. We believe the impact on our workforce and our community in Cedar Rapids and surrounding area will be very significant.

Finally, for our shareholders:

The vote for September 5 is to vote up or down on the three-way merger which will provide an IES share value of approximately

$36.25 a share, a very significant pick up from $20.00 a share one year ago. With an increase in dividend from our current $2.10 a share to $2.25 a share, we believe this is a great gain for IES shareholders.

The MidAmerican proposal is merely "a proposal," with promises for the future: they have not lived up to their promises in the past, and they offer weak numbers to support the current ones. We urge our shareholders to vote for an agreement that is concrete and real instead of a hypothetical one which may lead to nowhere!

Finally, we have always been a company that is committed to long term growth for both the company and the communities we are privileged to serve.

August 27, 1996

Dear IES Employee:

Some of you may have recently received a letter from MidAmerican Energy Co. regarding their hostile proposal to take over IES Industries. As part of our ongoing communications to you, I would like to briefly address one of the comforting but questionable promises that MidAmerican is making.

Of great concern to me is MidAmerican's promise about employee "job security" if they are successful in taking over our company. MidAmerican said in its letter that it expects to reduce employment by 450 positions at a combined MidAmerican-IES, and that it would achieve this through attrition and other "voluntary methods." However, we find MidAmerican's claims very difficult to believe when we consider their track record and the cost savings they project from a merger with IES.

You should be aware that in its last merger, MidAmerican initially estimated the elimination of 250 jobs. The final reduction was actually 850 positions, or 20 percent of its workforce. How can we now trust their promise that no IES employees will be laid off?

Furthermore, MidAmerican's dubious claims are not supported by its numbers. In its proxy material, MidAmerican projects it will realize $650 million in cost savings from a merger with IES. Based on our analysis of this projection, we find it hard to believe that MidAmerican will be able to achieve this level of savings without substantial layoffs. The MidAmerican proxy materials detail labor savings of nearly $28.7 million in the first year. Assuming an average of $60,000 of salary and benefits savings per employee, that savings translates to nearly 480 positions in the first year alone.

A company's financial condition has a substantial effect on jobs. A MidAmerican-IES combination could have a level of debt significantly higher than the company that will result from the three-way merger. To pay the interest on this debt and meet its promises to shareholders, MidAmerican would be under pressure to continually cut costs with obvious consequences for employment levels.

In contrast, the three-way merger among IES, WPLH and IPC will create a regional powerhouse positioned to grow in the rapidly changing and increasingly competitive utility industry. We believe this growth plan will create opportunities over the long-term superior to anything a combination with MidAmerican might offer.

Some of you have asked how the MidAmerican plan is different than Process Redesign, under which IES has moderately reduced employment. Given MidAmerican's track record of job cuts, we feel that the two companies have very different philosophies. We have worked very hard to keep Process Redesign as fair and humane as possible. We have worked to redesign the work first, then looked at the jobs and skills necessary to do that work. We have created numerous options for employees to seek new positions and follow new opportunities. We have created a severance program that we the employees who are affected recognize as generous. This, at a time when we anticipate that fewer than 100 employees will involuntarily lose positions as a result of Process Redesign. On the other hand, MidAmerican appears to have followed a philosophy of simply reducing headcount to cut costs.

We understand that there is a lot of information and misinformation floating around. We appreciate your continued interest and support. We will continue to communicate to you through various methods to provide you with timely and accurate information. In the meantime, if you have any questions regarding the three-way merger, please call the employee merger hotline at 1-800-818-2041. It is important to us that you are well informed about the events affecting IES.

Sincerely,

Lee Liu
Chairman of the Board, President & Chief Executive Officer

Interstate Energy Corporation--Service Territory
[MAP]
[LEGEND] WP&L
IES Utilities Inc.
Interstate Power Co.
[ORGANIZATION CHART]
INTERSTATE ENERGY CORPORATION
WP&L
Interstate Power Co.
IES Utilities Inc.
Diversified Companies

WPL Holdings, Inc.
222 W. Washington Avenue
P.O. Box 2568
Madison, Wisconsin 53701-2568
(608) 252-4888
http://www.wpl.com

IES Industries Inc.
200 First Street SE
P.O. Box 351
Cedar Rapids, Iowa 52406-0351
(319) 398-4411
http://ies-energy.com

Interstate Power Co.
1000 Main Street
P.O. Box 769
Dubuque, Iowa 52004-0769
(319) 582-5421

MERGER PROFILE
INTERSTATE ENERGY CORPORATION
[LOGO]

THE MERGER

Three high-quality, los-cost, innovative utility companies are merging to form a new company poised to succeed in the increasingly competitive utility marketplace. IES Industries Inc., Interstate Power Company and WPL Holdings, Inc. will join forces to create Interstate Energy Corporation. The merger agreement was announced Nov. 11, 1995. The merger is expected to be completed during the first half of 1997 and must be approved by several state and federal regulatory agencies.

The combination will result in the formation of a new holding company. Interstate Energy Corporation will serve nearly one million electric and natural gas customers in Iowa, Illinois, Minnesota and Wisconsin. The company's utility subsidiaries, IES Utilities Inc., Interstate Power Company and Wisconsin Power & Light Company, will maintain separate operations for a period of three years after the completion of the merger. The headquarters of the utility companies will remain in Cedar Rapids and Dubuque, Iowa, and Madison, Wis., respectively. In addition, the companies' current diversified interests, IES Diversified Inc. and Heartland Development Corporation, will be combined under one entity to manage the diversified operations of the new parent company. Interstate Energy Corporation will be the 34th-largest utility holding company in the United States, and will be headquartered in Madison, Wisconsin.

The merger will provide the three companies a substantial competitive and operational advantage within the region. By joining forces, the companies will be better able to maintain low rates and high customer service levels, market innovative new products and services and enhance future shareholder value.

THE LEADERSHIP

Lee Liu, presently chairman of the board, president & chief executive officer of IES Industries, will serve as chairman of the board of Interstate Energy Corporation once the merger is completed. Wayne Stoppelmoor, chairman, president and chief executive officer of Interstate Power Company, will be vice chairman of the combined company. Erroll Davis Jr., chairman, president and chief executive officer of WPL Holdings, Inc. will become president and chief executive officer of Interstate Energy Corporation. Two years after the combination, Liu and Stoppelmoor will step down and Davis will succeed Liu as chairman. The board of directors of Interstate Energy Corporation will be composed of six directors of IES Industries, six directors of WPL Holdings and three directors of Interstate Power Company.

[CHART:  THE FACTS]

[PHOTO] "The combination of these companies will create significant, long-term benefits for our employees, customers and shareholders." --Lee Liu, IES Industries, Inc.

[PHOTO] "The electric utility world is changing around us and we must prepare for the competitive era." --Wayne Stoppelmoor, Interstate Power Company

[PHOTO] "This combination will move WPL Holdings well along to becoming a regionally and nationally competitive energy company." --Erroll Davis Jr., WPL Holdings, Inc.

[MAP] INTERSTATE ENERGY CORPORATION
[LEGEND] WP&L
IES Utilities Inc.
Interstate Power Co.

[MAP] INTERSTATE ENERGY CORPORATION
[LEGEND] WP&L
IES Utilities Inc.
Interstate Power Co.

A growing and diversified regional customer base

Assets-$4.5 Billion

Over 850,000 electric customers

Over 360,000 gas customers

Service territory in Iowa, Illinois, Minnesota and Wisconsin

IEC WILL MARKET TO DIVERSE AND GROWING INDUSTRIES

Customers-Major Industries

Food Products
Machinery & Metals
Chemicals
Transportation
Paper
Construction Equip.


IEC'S INVESTMENT IN COMMUNITIES IS REFLECTED IN RETAIL SALES GROWTH

[BAR GRAPH]

Represents Annual Growth Rate for 1991-1995

INTERSTATE ENERGY CORPORATION

[MAP]
[LEGEND] WP&L
IES Utilities Inc.
Interstate Power Co.

A low cost provider of electric power

Continued strong support of economic development

Low customer rates

Investments in communities we serve


AVERAGE INDUSTRIAL CUSTOMER CHARGE PER Kwh

[BAR GRAPH]

Source:  EEI Rankings, 1995

AVERAGE RESIDENTIAL CUSTOMER CHARGE PER Kwh

[BAR GRAPH]

Source: EEI Rankings, 1995


IEC CORE BUSINESSES

[ORGANIZATIONAL CHART]

INVESTMENT RETURN COMPARISON
[BAR GRAPH]
Total Cumulative Investment Return
8/2/91-8/2/96


DIVIDEND COMPARISON
[BAR GRAPH]
5 Year Dividend Growth Rate
1991-1995

DIVIDEND COMPARISON
[LINE GRAPH] Dividend Cut
[LINE GRAPH] Dividend Growth

DEBT LEVELS
[BAR GRAPH]
Pro Forma Debt Ratio

IEC GROWTH POTENTIAL
[PIE CHART]


MidAm DIVESTITURE OPTIONS
[PIE CHART]

HIGH DIVIDEND PAYOUT RATIOS
PRESENT CONCERNS
[LINE CHART]
DIVIDEND PAYOUT RATIO PERCENT
Historical MidAm Payout Ratios


MIDAMERICAN DIVIDEND AT RISK?

1995 consolidated pro forma dividend payout ratios (109% to 119%, assuming no synergies)

Potential further rate reduction in current filing (OCA has filed for $100 million reduction)

Possible inability to recover purchase premium in rates (approximately $12 million per year at risk)

Possible divestiture of growth companies to repay debt

MIDAM IMPLIED VALUE
$26-$30???

We believe they should have...

Included

Discount for time lag and probability of transaction closure

Effect of rate decrease (OCA $100 million?)

Cost of current hostile effort

Full impact of higher debt service

Tax impact on McLeod gains if sold

Goodwill amortization of $12 million per year (For P/E valuation basis

Excluded

High multiple of 5-6 times operating cash flow - MEC historical multiple doesn't support - Utilities are primarily valued on P/E basis - Historically WPL has had higher P/E ratios than MidAm

Cash flows of non-regulated subsidiaries which may be divested

We believe the implied value to MidAm and IES shareholders is much less than advertised.


MIDAM HURDLES

Potential antitrust issues could block MidAm takeover

To finance the merger MidAm shareowners face either: High debt levels (59 percent based on SEC filed information) Or divestiture of growth businesses

THE IEC ADVANTAGE

IEC's cost structure better positions IEC for the competitive market

Long term growth and diversification

IEC is financially stronger - lower leverage

IEC is further along in regulatory review process

IES Merger/Acquisition history without dividend cuts:
e.g., 1991 Iowa Southern Merger, 1992 Whiting Petroleum Merger and 1992 Union Electric Asset Acquisition

IEC balanced for shareowners, customers, employees and communities